[Moores Rowland Letterhead]

September 23, 2003

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
USA

Dear Sir/Madam,

Pacific Vegas Global Strategies, Inc.

We have read the content in Item 4 included in the Current Report on Form 8-K/A for which the date of the report is January 24, 2003 of Pacific Vegas Global Strategies, Inc. to be filed with the Securities and Exchange Commission, a copy of which is enclosed herewith for identification purpose.

We advise that we agree with the statement contained herein in so far as they relate to our firm.

Very truly yours,

/s/ MOORES ROWLAND

Moores Rowland
Chartered Accountants
Certified Public Accountants